Exhibit 10.4
Execution Copy
DENDREON CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
(WASHINGTON STATE)
     This Executive Employment Agreement (this “Agreement”) is entered into as of the date of the last signature to this Agreement (“Effective Date”), by and between Dendreon Corporation, a Delaware corporation (the “Company”), and [NAME] (“Employee”).
     The parties agree as follows:
     1. Employment. The Company hereby employs Employee as [TITLE], and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.
     2. Duties.
          2.1 Position. Employee shall perform such duties as are customary for the position of [TITLE] and any additional duties that [IMMEDIATE SUPERVISOR OR BOARD] may reasonably prescribe from time to time. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for the Company, provided, however, that Employee may devote reasonable periods of time to (a) serving on the board of directors of other corporations subject to the prior approval of the [CEO OR, IN THE CASE OF THE CEO, THE BOARD], and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Employee’s duties under this Agreement.
          2.2 Work Location. Employee’s principal place of work shall be located in Seattle, Washington, or such other location as the parties may agree upon from time to time.
     3. Term. The employment relationship pursuant to this Agreement shall begin on the Effective Date, will be for no specified term, and may be terminated by Employee or the Company at any time, with or without Cause (as defined in Section 6), subject to the provisions regarding termination set forth in Section 6.
     4. Compensation.
          4.1 Base Salary. As compensation for Employee’s performance of [his/her] duties under this Agreement, the Company shall pay Employee a base salary (“Base Salary”), which shall initially equal [____________] dollars ($[______]) per calendar year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other required employment taxes and payroll deductions. For purposes of Section 6 hereof, Employee’s Base Salary shall be the current Base Salary as of the date of [his/her] termination of employment (the “Termination Date”). The Base Salary may not be reduced unless the base salaries of all other employees of the Company at the Vice President level and above are proportionally reduced and in the case of such reduction, Base Salary shall not be reduced by more than 10%.
          4.2 Incentive Compensation. Within thirty (30) days after the end of each calendar year, if the Company and Employee meet specified targets agreed upon in advance by the Board of Directors of the Company (the “Board”), Employee shall be entitled to receive a target bonus of [_________] percent ([______]%) of [his/her] Base Salary (the “Annual Bonus”) as determined by [THE BOARD IN THE CASE OF SECTION 16 OFFICERS OR THE BOARD OR ITS DESIGNEE IN THE CASE OF VICE PRESIDENTS], in [ITS/HIS] sole discretion. Employee must be currently employed by the Company as of the date of payment of any Annual Bonus in order to be entitled to such payment. If the Company and Employee do not fully meet such targets, the Company may pay Employee a bonus of such amount as the [BOARD IN THE CASE OF SECTION 16 OFFICERS OR THE BOARD OR ITS DESIGNEE IN THE CASE OF VICE PRESIDENTS] deems appropriate in its sole discretion. Before the beginning of a new bonus year, the Board may, in its discretion, reduce the percentage of the Annual Bonus applicable to employees, provided that Employee’s Annual Bonus may be reduced only to the extent that the percentage annual bonuses of all other employees of the Company at the Vice President level and above are proportionally reduced.
          4.3 Equity Grants. Employee shall be entitled to annual grants of stock options, restricted stock and other equity based long term incentive compensation generally made available to comparable senior executives of the Company on substantially the same terms and conditions as generally applicable to such other executives.
          4.4 Performance and Compensation Review. Employee’s performance will be reviewed no less frequently than annually to determine whether Employee’s salary or other compensation should be modified.
          4.5 Vacation. Employee shall be eligible to earn [_________] ([___]) calendar weeks of paid vacation in each year of this Agreement. Vacation will accrue at the rate of _________ hours per ______, and may be carried over from year to year up to a maximum cap of 240 hours and in accordance with Company policy. Additional paid vacation shall accrue in accordance with Company policy. Any accrued unused vacation will be cashed out upon termination of employment at Employee’s then current Base Salary rate in accordance with Company policy and applicable law.
          4.6 Benefits and Insurance. In addition to the vacation benefits in Section 4.5 above, Employee shall be entitled to all benefits that the Company may make generally available from time to time to its employees, subject to the terms and conditions of the applicable policy or plan, and provided that Employee understands that he/she will be designated as a key employee for purposes of any leave granted under the Family and Medical Leave Act.
     5. Business Expenses. The Company shall pay, or promptly reimburse, Employee for all reasonable, out-of-pocket travel and business expenses incurred in the performance of Employee’s duties on behalf of the Company for which Employee submits the required supporting documentation and otherwise fully complies with the Company’s travel and expense reimbursement policy as in effect from time to time. Reimbursements under this Section 5 will be made in accordance with Section 9.12.
     6. Separation of Employee’s Employment.
          6.1 Termination for Cause by the Company. The Company may terminate Employee’s employment at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (i) Employee’s willful and continued failure to substantially perform [his/her] duties and responsibilities, after written notice thereof and an opportunity to cure; (ii) Employee’s willful engaging in conduct which is materially injurious (monetarily or otherwise) to the Company, including without limitation, misuse of Company funds or property; (iii) Employee’s conviction of a felony (other than a moving vehicle violation); or (iv) any other material breach by Employee of this Agreement or any confidentiality, noncompetition, nondisclosure and/or invention agreement with the Company which is materially injurious (monetarily or otherwise) to the Company. Notwithstanding the foregoing, the Company must notify Employee of any event constituting Cause within 45 days following the Company’s knowledge of its existence or such event will not constitute Cause under this Agreement. For purposes of this Agreement, no act or failure to act, on the part of Employee, will be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Employee’s employment will in no event be considered to have been terminated by the Company for Cause if the act or failure to act upon which such termination is based is an act or failure to act in respect of which Employee meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of the Company or the laws of the state of its incorporation or the directors’ and officers’ liability insurance of the Company, in each case as in effect at the time of such act or failure to act.
     In the event that Employee’s employment is terminated in accordance with this Section 6.1, Employee shall be entitled to receive, on Employee’s first regular payday following the Termination Date, a lump sum payment equal to the following: (i) any portion of Employee’s Base Salary that has been earned but not yet paid as of the Termination Date, and (ii) any accrued unused vacation as of the Termination Date, all of the foregoing to be less required withholding (clauses (i) and (ii) collectively, the “Accrued Benefits”). All other Company obligations to Employee, including but not limited to any bonus as described in Section 4.2 and Severance (as defined in Section 6.2), will automatically terminate and be completely extinguished as of the Termination Date; provided, however, Employee shall continue to be entitled to any accrued benefits under the Company’s benefit and welfare plans and to indemnification and continued coverage under the Company’s D&O policies.
          6.2 Termination Without Cause; Change of Control.
               (a) If the Company terminates Employee’s employment without Cause, or if Employee resigns for Good Reason in accordance with Section 6.3, then Employee will be entitled to receive the following:

                    (i) a lump sum severance payment in an amount equal to [______] ([___]) times Employee’s then current Base Salary, less required withholding,
                     (ii) a lump sum severance payment in an amount equal to [______] ([___]) times Employee’s target Annual Bonus in respect of the calendar year in which the termination of employment occurs, less required withholding, and
                     (iii) the amounts set forth in paragraph (c) below.
               (b) If the Company terminates Employee without Cause, or if Employee resigns for Good Reason in accordance with Section 6.3, in either case within three (3) months before or twelve (12) months following a Change of Control, then Employee will be entitled to receive in addition to those payments set forth in Section 6.2(a) above, the following:
                     (i) a lump sum severance payment in an amount equal to [______] ([___]) times the greater of (A) Employee’s then current Base Salary, and (B) Employee’s Base Salary as of the date immediately prior to the Change of Control, less required withholding,
                     (ii) a lump sum severance payment in an amount equal to [______] ([___]) times the greater of (A) Employee’s target Annual Bonus in respect of the calendar year in which the termination of employment occurs, and (B) Employee’s target Annual Bonus for the year immediately preceding the year in which the Change of Control occurs, less required withholding, and
                    (iii) the amounts set forth in paragraph (c) below.
               (c) In addition to those amounts set forth in paragraphs (a) or (b) above, as applicable, Employee shall be entitled to (i) on Employee’s first regular payday following the Termination Date, a lump sum payment equivalent to the Accrued Benefits; (ii) reasonable costs not to exceed $10,000 for outplacement services provided by a purveyor approved by the Company and moving expenses, upon delivery to the Company of an itemized invoice for such services provided that, in each case, such costs are incurred within [______] ([___]) months of the Termination Date; (iii) reimbursement by the Company for the cost (on an after-tax basis) of continuation of all medical and dental benefits in effect on the Termination Date, for a period of eighteen (18) months following the Termination Date, or until Employee is eligible to receive comparable medical and dental benefits from another employer; provided, however, (A) Employee timely elects the continuation of group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (B) Employee makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such coverage, (C) such reimbursement shall comply with Section 9.12(c), (D) Employee and the Company acknowledge that this coverage will count towards the Company’s and the applicable group health plan’s obligation to provide Employee with the right to continuation coverage pursuant to COBRA and Employee will be able to continue such coverage at [his/her] own expense for the balance of the period provided under COBRA, and (E) Employee will not have a duty to mitigate the payments to be made to Employee pursuant to this clause (iii) by obtaining subsequent employment or otherwise; (iv) any unpaid Annual Bonus with respect to the calendar year ended prior to the termination of Employee’s employment; and (v) full accelerated vesting of any and all unvested stock options, restricted stock units and restricted stock grants held by Employee.
                (d) “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of one or more of the following events:
                    (i) Any Person, as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Person”), becomes the owner of voting securities of the Company (“Voting Securities”) representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities, other than by virtue of a merger, consolidation or similar transaction; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are acquired by any Person in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any of the Company’s subsidiaries, (B) the Company or any of the Company’s subsidiaries, or (C) any Person of not more than 25% of the Voting Securities that is entitled to and does report such beneficial ownership on Schedule 13G under the Exchange Act (a “13G Filer”), provided, however, that this clause (C) shall cease to apply when a Person who is a 13G Filer becomes required to file a Schedule 13D under the Exchange Act with respect to such beneficial ownership of the Voting Securities;
                    (ii) The consummation of a merger, consolidation or similar transaction that directly or indirectly involves the Company (a “transaction”), other than a transaction which results in (A) the Incumbent Directors (as hereinafter defined) constituting immediately after such transaction at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, and (B) the voting securities of the Company outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such transaction;
                    (iii) The stockholders of the Company approve, or the Board approves, a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company otherwise occurs;
                    (iv) The consummation of a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company (a “disposition”) that requires approval of the Company’s stockholders under Delaware corporate law; provided that this paragraph (d)(iv) excludes a disposition to an entity with respect to which stockholders of the Company own immediately after the disposition more than fifty percent (50%) of the combined voting power of the entity’s outstanding voting securities; or
                    (v) The Board ceases to be composed of at least a majority of Incumbent Directors. “Incumbent Directors” are the current members of the Board and any subsequent Board member who was nominated or elected by a majority vote of the Incumbent Directors then in office; provided, however, that no individual shall be considered an Incumbent Director if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest.
               Notwithstanding the above clauses (i) through (v), a “Change of Control” shall not have occurred (unless the Board determines otherwise) by reason of either of the following: (A) any corporate reorganization, merger, consolidation, transfer of assets, liquidating distribution or other transaction entered into solely by and between the Company and any subsidiary of the Company (a “reorganization”), provided the reorganization was approved by at least two-thirds (2/3) of the Incumbent Directors (as defined above) then in office and voting; or (B) any of the transactions described in clauses (i) through (v) above occurs pursuant to an Insolvency Proceeding. An “Insolvency Proceeding” means (A) the Company institutes or consents to the institution of any proceeding under any debtor relief law, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for the Company or for all or any material part of the Company’s property; or (B) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Company and the appointment continues undischarged or unstayed for 60 calendar days; or (C) any proceeding under any debtor relief law relating to the Company or to all or any material part of the Company’s property is instituted without the consent of the Company and continues undismissed or unstayed for 60 calendar days, or any order for relief is entered in any such proceeding.
               (e) The payments and benefits to which Employee is entitled under Section 6.2(a) and Section 6.2(b) are referred to as “Severance.” All other Company obligations to Employee pursuant to this Agreement other than Employee’s accrued benefits under the Company’s benefit and welfare plans and [his/her] rights to indemnification and continued coverage under the Company’s D&O policies will automatically terminate and be completely extinguished as of the Termination Date.
          6.3 Resignation of Employee for Good Reason.
               (a) Other than during the twelve (12) month period commencing on the date of a Change of Control (such twelve (12) month period, the “Change of Control Protection Period”), Employee may resign for “Good Reason” upon notice to the Company within thirty (30) days following the relevant event or condition if any of the following occurs without Employee’s express consent:

                    (i) The Board or Company (A) alters Employee’s duties, responsibilities or title resulting in a significant diminution of Employee’s position, duties, responsibilities or status with the Company or, (B) requires Employee to report to anyone other than the most senior executive of the Company if the Employee previously reported to the most senior executive of the Company or (C) reduces Employee’s Base Salary, unless the base salaries of all other employees of the Company at the Vice President level or above are proportionately reduced and such reduction does not exceed 10% of Employee’s Base Salary;
                    (ii) The Board or Company transfers or assigns Employee to any location that is more than fifty (50) miles from the location of Employee’s principal office. Required travel on the Company’s business that is consistent with the business travel obligations of Employee’s position is excluded from this Section 6.3(a)(ii); or
                    (iii) The Company materially breaches its obligations under this Agreement, but only after Employee has provided written notice to the Company specifying such material breach and the Company fails to cure such breach within 20 days after its receipt of such notice.
               (b) During the Change of Control Protection Period, Employee may resign for “Good Reason” upon the occurrence of any of the following events or conditions without Employee’s express consent:
                    (i) A material adverse change in Employee’s duties, responsibilities or title as in effect at any time within one year preceding the date of a Change of Control or at any time thereafter; the assignment to Employee of any duties or responsibilities which are inconsistent with [his/her] duties, responsibilities or title as in effect at any time within one year preceding the date of a Change of Control or at any time thereafter; or any removal of Employee from or failure to reappoint or reelect him/her to any of such offices or positions, except in connection with the termination of [his/her] employment for Disability, Cause, as a result of [his/her] death or by Employee other than for Good Reason;
                    (ii) A material reduction in Employee’s annual salary or target annual bonus opportunity as in effect at any time within one year preceding the date of a Change of Control or at any time thereafter; provided, however, that a reduction by more than 10% in Employee’s annual salary or target annual bonus opportunity shall be considered a material reduction for purposes of this Section 6.3(b)(ii);
                    (iii) The Board or Company transfers or assigns Employee to any location that is more than fifty (50) miles from the location of Employee’s principal office prior to the Change of Control. Required travel on the Company’s business that is consistent with the business travel obligations of Employee’s position is excluded from this Section 6.3(b)(iii);
                    (iv) The failure by the Company to (A) provide Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under a material employee benefit plan, program and practice in which Employee was participating at any time within one year preceding the date of a

Change of Control or at any time thereafter, or (B) permit Employee to participate in any or all incentive, savings, retirement plans and benefit plans, fringe benefits, practices, policies and programs applicable generally to other similarly situated employees of the Company and affiliated companies of the Company (including any successors to the Company and affiliated companies of the Company);
                    (v) The Company materially breaches its obligations under this Agreement;
                    (vi) Any purported termination of Employee’s employment for Cause by the Company which does not comply with the terms of Section 6.2; or
                    (vii) The failure of the Company to obtain an agreement, satisfactory to Employee, from any successors and to assume and agree to perform this Agreement.
     Notwithstanding anything to the contrary in Sections 6.3(b)(i) through (vii) above, Employee shall provide written notice to the Company of any actual or perceived occurrence of any of the foregoing events which could give rise to a “Good Reason” termination by Employee, and the Company shall have twenty (20) days from the date of such notice to cure any alleged deficiency to the extent curable.
          6.4 Resignation by Employee Without Good Reason. Employee may voluntarily resign position with the Company without Good Reason at any time on thirty (30) days’ advance written notice. In the event Employee’s resignation is without Good Reason, Employee will be entitled to receive, on Employee’s first regular payday following the Termination Date, a lump sum payment equivalent to the Accrued Benefits. All other Company obligations to Employee pursuant to this Agreement other than Employee’s accrued benefits under the Company’s benefit and welfare plans and [his/her] rights to indemnification and continued coverage under the Company’s D&O policies will automatically terminate and be completely extinguished.
          6.5 Employee’s Execution of Release and Timing of Payments.
               (a) Release. Notwithstanding the foregoing, as a condition to the payment of any severance pursuant to Sections 6.2(a) or 6.6(b)(i) and (iii), Employee will be required to execute, deliver and not revoke, within 60 days following the Termination Date, a release provided by the Company which contains a full and general release of claims in favor of the Company and its affiliates (“Release”). If the Release has not been executed, delivered and become irrevocable by Employee within the statutory revocation period, no payments under Sections 6.2(a) or 6.6(b)(i) and (iii), will be or become payable. Notwithstanding the foregoing, if the Company does not deliver the Release to Employee within three (3) business days following the Termination Date, then any requirement for Employee to execute, deliver and not revoke the Release as a condition of receiving any payments under Sections 6.2(a) or 6.6(b)(i) and (iii) will have no effect, and Employee will be entitled to receive any payments to which

Employee otherwise qualifies under Sections 6.2(a) or 6.6(b)(i) and (iii).
               (b) Time of Payments. Unless otherwise stated and subject to Sections 6.5(a) and 9.12 hereof, all payments and reimbursements required to be made under this Section 6 to Employee (including any payments or reimbursements to which Employee is entitled in respect of the period commencing on the Termination Date and ending on the 60th day following the Termination Date) shall be made or shall commence on the 60th day following the Termination Date; provided, however, all payments required to be made under Section 6.2(b) to Employee shall be made or shall commence on the 60th day following the later of: (i) the Termination Date and (ii) the date of the Change in Control.
          6.6 Termination Upon Death or Disability.
               (a) Death. Employee’s employment will terminate automatically upon death of Employee. In the event of Employee’s death, the Accrued Benefits shall be paid, on Employee’s first regular payday following the Termination Date, to the beneficiary designated in writing by Employee (“Beneficiary”) or, if no such Beneficiary is designated, to Employee’s estate. In addition, (i) commencing on the Termination Date, the Company will continue Employee’s Base Salary until the earlier of six months from the Termination Date or the commencement of death benefits under any existing Company Group Life Insurance Plan, (ii) within sixty (60) days following the Termination Date, the Company shall pay any unpaid Annual Bonus with respect to the calendar year ended prior to the termination of Employee’s employment and a pro rata Annual Bonus (based upon [his/her] target Annual Bonus) for the year in which the termination of employment occurs; and (iii) the Company shall fully accelerate vesting of any and all unvested stock options, restricted stock units and restricted stock grants held by Employee.
               (b) Disability. In the event that Employee becomes physically or mentally disabled such that he/she is unable to perform [his/her] duties for a period of three (3) consecutive months as determined by a medical professional (“Disability”), the Company may terminate Employee’s employment, unless otherwise prohibited by law. In the event of termination due to Disability, Employee shall be paid, on Employee’s first regular payday following the Termination Date, a lump sum payment equivalent to the Accrued Benefits. In addition, (i) the Company will pay Employee a cash lump sum in an amount equal to half of Employee’s Base Salary; (ii) the Company shall pay any unpaid Annual Bonus with respect to the calendar year ended prior to the termination of Employee’s employment and a pro rata Annual Bonus (based upon [his/her] target Annual Bonus) for the year in which the termination of employment occurs; and (iii) the Company shall fully accelerate vesting of any and all unvested stock options, restricted stock units and restricted stock grants held by Employee.
          6.7 Board Action. The Company agrees to take all actions required by the Board or otherwise to accelerate Employee’s unvested stock options, restricted stock units and restricted stock grants as required by Sections 6.2 or 6.6.
          6.8 Adjustment of Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided under this

Agreement or otherwise would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Employee or the Company, by the Company’s independent accountants. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6.8 shall not of itself limit or otherwise affect any other rights of Employee under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section 6.8, such payments or benefits will be reduced in the following order: (a) the lump sum severance payment described in Section 6.2(a)(i) (multiple of Base Salary); (b) the lump sum severance payment described in Section 6.2(a)(ii) (multiple of target Annual Bonus); (c) the lump sum severance payment described in Section 6.2(b)(i) (multiple of Base Salary); (d) the lump sum severance payment described in Section 6.2(b)(ii) (multiple of target Annual Bonus); (e) the benefits described in Section 6.2(c)(ii) (reimbursement for certain outplacement services and moving expenses); (f) the benefits described in Section 6.2(c)(iii) (reimbursement for cost of continued medical and dental benefits); (g) the benefits described in Section 6.2(c)(iv) (unpaid Annual Bonus with respect to year prior to year of termination); and (h) the benefits described in Section 6.2(c)(v) (accelerated vesting of equity awards).
     7. Agreement Not to Compete.
          7.1 No Employment with, or Connection to, Competitor. Employee agrees that, during the term of employment with the Company and for a period of [___] following the Termination Date, Employee will not, without securing the prior written permission of the Company:
               (a) be employed by, act as an agent for, or consult with or otherwise perform services for, a Competitor (as defined below); or
               (b) own any equity interest in, manage or participate in the management (as an officer, director, partner, member or otherwise) of, or be connected in any other manner with, a Competitor, except that this section shall not restrict Employee from owning less than one percent (1%) of the equity interests of any publicly held entity.
          7.2 Nonsolicitation of Company Employees and Customers. Employee agrees that for a period of one (1) year following the Termination Date, Employee will not, without securing the prior written permission of the Company, induce or attempt to induce any Employee, officer, director, agent, independent contractor, consultant, customer, strategic partner, licensor, licensee, supplier or other service provider of the Company to terminate a relationship with, cease providing services or products to, or purchasing products or services from, the Company.
          7.3 Definition of Competitor. The term “Competitor” as used in this Agreement means any individual or entity that is directly or indirectly engaged in the development and/or commercialization in the United States of one or more ex vivo cellular immunotherapies for the therapeutic treatment of cancer, which ex vivo cellular immunotherapies generate twenty percent (20%) or more of either the annual gross revenue or worldwide operating expense of such Competitor in the United States. The term “Competitor” also includes an individual or entity that is preparing to directly or indirectly engage in the development and/or commercialization in the United States of ex vivo cellular immunotherapies, if such ex vivo immunotherapies are anticipated to generate twenty (20%) or more of either the annual gross revenue or annual operating expense of such Competitor in the United States during the first calendar year of development and/or commercialization.
          7.4 Reasonableness of Restrictions. The Company and Employee agree that, in light of all of the facts and circumstances relating to the relationship that exists and is expected to exist between the Company and Employee, these restrictions (including, but not limited to, the scope of the restricted activities, the duration of the restrictions, and the geographic extent of the restrictions) are fair and reasonably necessary for the protection of the goodwill and other protectable interests of the Company. If a court or arbitrator of competent jurisdiction declines to enforce any of these restrictions, the Company and Employee agree that the restrictions shall be enforceable to the maximum extent allowed by law.
     8. Legal Fees and Expenses. Unless prohibited by law, if Employee prevails on at least one substantive issue in seeking to enforce the Company’s obligations under this Agreement, the Company shall pay and be solely responsible for any and all costs and expenses (including attorneys’ fees) incurred by Employee in connection with Employee’s action to enforce the Company’s obligations under this Agreement. The Company shall pay directly or reimburse Employee for any and all such costs and expenses within sixty (60) calendar days following the presentation by Employee or by counsel selected from time to time by Employee of a statement or statements prepared by Employee or by such counsel of the amount of such costs and expenses. The Company shall also pay to Employee interest (calculated at the base rate from time to time in effect at Bank of America, compounded monthly) on any payments or benefits that are paid or provided to Employee later than the date on which due under the terms of this Agreement.
          In order to comply with Section 409A of the Code, (a) in no event will the payments by the Company under Section 8 of this Agreement be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred; Employee shall be required to submit an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year will not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year; (c) the Company’s obligation to pay Employee’s legal fees will terminate on the fifth anniversary of the termination of this

Agreement; and (d) Employee’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
     9. General Provisions.
          9.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.
          9.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
          9.3 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated in this Agreement to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected.
          9.4 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Both parties have participated in the negotiation of this Agreement. Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
          9.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.
          9.6 Survival. Section 6 (“Separation of Employee’s Employment”), Section 7 (“Confidentiality; Agreement Not to Compete”), Section 8 (“Legal Fees and Expenses”), and Section 9 (“General Provisions”) of this Agreement shall survive Employee’s employment by the Company.
          9.7 Entire Agreement. This Agreement, the Company’s stock option plan and documents reflecting options and restricted stock granted to Employee, the Proprietary Information and Inventions Agreement entered into by Employee at the commencement of employment with the Company, and the Indemnity Agreement entered into by the Company and Employee, if any, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and a duly authorized officer of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
          9.8 Injunctive Relief. Notwithstanding the foregoing, any action brought by the Company under this Agreement seeking a temporary restraining order, temporary and/or permanent injunction and/or decree of specific performance of the terms of this Agreement may be brought in any court of competent jurisdiction. The Company shall not be required to post a bond as a condition for the granting of such relief.
          9.9 Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as though made and to be fully performed in that State. Venue for any action arising from this Agreement shall be exclusively in King County, Washington.
          9.10 Arbitration.
               (a) Employee and the Company agree that if a dispute arises concerning or relating to Employee’s employment with the Company, or the termination of Employee’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in King County, Washington, before a single experienced arbitrator licensed to practice law in Washington and selected in accordance with the American Arbitration Association rules and procedures. Except as provided below, Employee and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from Employee’s employment with the Company or [his/her] termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law taking into consideration Section 8 of this Agreement.
               (b) The Company and Employee agree that the sole dispute that is excepted from Section 9.10 is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Section 7 of this Agreement, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 9.10.
          9.11 Withholding. All payments and benefits made to Employee hereunder will be subject to any payroll and withholding deductions required by applicable law.
          9.12 Compliance with Section 409A of the Code.
               (a) To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Code (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A of the Code). The Agreement shall be construed, to the maximum extent permitted, in a manner to give effect to such intention. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of Employee’s employment may only be made upon Employee’s “separation from service” with the Company (as determined in accordance with Section 409A of the Code). Employee acknowledges that Employee has been advised to obtain independent legal, tax or other counsel in connection with Section 409A of the Code.
               (b) Compliance with Section 409A of the Code. Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) at the time of Employee’s separation from service and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A of the Code (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Employee’s separation from service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s separation from service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Employee’s separation from service and (ii) Employee’s death.
               (c) With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from Employee in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of Employee’s taxable year following the taxable year in which Employee incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
               (d) Each payment under this Agreement shall be regarded as a “separate payment” and not of a series of payments for purposes of Section 409A of the Code.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION.

[EMPLOYEE]
Dated: _____________________

Address:

DENDREON CORPORATION
Dated: _____________________	By:

Its:

Address: